Organogenesis Holdings Inc.

Certificate of Designations

Series A Convertible Preferred Stock

November 12, 2024

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Table of Contents

Page

Section 1.	Definitions	1
Section 2.	Rules of Construction	14
Section 3.	The Convertible Preferred Stock	14
(a)	Designation; Par Value	14
(b)	Number of Authorized Shares	14
(c)	Form, Dating and Denominations	15
(d)	Method of Payment; Delay When Payment Date is Not a Business Day	15
(e)	Register	16
(f)	Legends	16
(g)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions	17
(h)	Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Redemption	18
(i)	Status of Retired Shares	19
(j)	Replacement Certificates	19
(k)	Registered Holders	20
(l)	Cancellation	20
(m)	Shares Held by the Company or its Subsidiaries	20
(n)	Outstanding Shares	20
(o)	Notations and Exchanges	21
Section 4.	Ranking	21
Section 5.	Dividends	21
(a)	Generally	21
(b)	Participating Dividends	22
Section 6.	Rights Upon Liquidation, Dissolution, Winding Up or Change of Control	23
(a)	Generally	23
Section 7.	Redemption at the Option of the Holder	24
(a)	Holder’s Right to Require the Redemption of Convertible Preferred Stock	24
(b)	Redemption Price	24
(c)	Redemption Notice	24
(d)	Retirement of Convertible Preferred Stock	25
Section 8.	Holder Rights	25
(a)	Voting and Consent Rights with Respect to Specified Matters	25
(b)	Right to Vote with Holders of Common Stock on an As-Converted Basis	26
(c)	Procedures for Voting and Consents	26
(d)	Information Rights	26
(e)	Election of Directors; Board Observer Rights	26
Section 9.	Conversion	29
(a)	Generally	30
(b)	Conversion at the Option of the Holders	30
(c)	Forced Conversion at the Company’s Election.	30
(d)	Conversion Procedures	31
(e)	Settlement upon Conversion	32

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(f)	Conversion Rate Adjustments	33
(g)	Voluntary Conversion Rate Increases	35
(h)	Restriction on Conversions	36
(i)	Cash In Lieu of Shares Upon Optional Conversion	36
(j)	Effect of Common Stock Change Event	37
(k)	Limitation on Share Issuances	38
Section 10.	Certain Provisions Relating to the Issuance of Common Stock	39
(a)	Equitable Adjustments to Prices	39
(b)	Reservation of Shares of Common Stock	39
(c)	Status of Shares of Common Stock	39
(d)	Taxes Upon Issuance of Common Stock	39
Section 11.	Preemptive Rights	39
(a)	Generally	39
(b)	Notice and Procedures	40
(c)	Purchase of New Securities	41
(d)	Waiver	41
Section 12.	Tax Treatment	41
Section 13.	Calculations	41
(a)	Responsibility; Schedule of Calculations	42
(b)	Calculations Aggregated for Each Holder	42
Section 14.	Notices	42
Section 15.	Legally Available Funds	42
Section 16.	No Other Rights	42

Exhibits

Exhibit A: Form of Preferred Stock Certificate A-1

Exhibit B: Form of Restricted Stock Legend B-1

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Certificate of Designations

Series A Convertible Preferred Stock

On November 12, 2024, the Board of Directors of Organogenesis Holdings Inc., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 130,000 authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the Certificate of Incorporation, the Bylaws and applicable law, a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock,” and having a par value of $0.0001 per share and an initial number of authorized shares equal to 130,000, is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:

Section 1. Definitions.

“10-Day VWAP” means the volume weighted average price of the Common Stock in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are then listed as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)) (or a similar organization or agency succeeding to its functions of reporting prices) for the ten (10) consecutive full Trading Days prior to and including such determination date.

“Affiliate” has the meaning set forth in Rule 144.

“Board Observer” has the meaning set forth in Section 8(e)(ii).

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Buy-In” has the meaning set forth in Section 9(e)(iv).

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash In Lieu Amount” has the meaning set forth in Section 9(i).

“Certificate” means any Physical Certificate or Electronic Certificate.

“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation dated September 13, 2019, as amended by the Certificate of Amendment of Certificate of Incorporation, dated June 23, 2022, as the same may be further amended, supplemented or restated.

“Change of Control” means any of the following events:

(a) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries or a Holder (together with its Affiliates), has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing at least fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity; or

(b) the consummation of (i) any sale, lease, transfer, exclusive license or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, at least fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, will be deemed not to be a Change of Control pursuant to this clause (b).

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company, subject to Section 9(j).

“Common Stock Change Event” has the meaning set forth in Section 9(j)(i).

“Common Stock Liquidity Conditions” will be satisfied with respect to a Forced Conversion or Redemption if:

(a) either (i) each share of Common Stock to be issued upon such Forced Conversion of any share of Convertible Preferred Stock or that may be issued upon conversion of any share of Convertible Preferred Stock that is subject to such Redemption would be eligible to be offered, sold or otherwise transferred by the Holder of such share of Convertible Preferred Stock pursuant to Rule 144 under the Securities Act (or any successor rule thereto), without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice; or (ii) the offer and sale of such share of Common Stock by such Holder are registered pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Company to remain effective and usable, by the Holder to sell such share of Common Stock, continuously during the period from, and including, the date the related Forced Conversion Notice or Redemption Notice Date, as applicable, is sent to, and including, the thirtieth (30th) calendar day after the date such share of Common Stock is issued; provided, however, that each Holder will supply all information reasonably requested by the Company for inclusion, and required to be included, in any registration statement or prospectus supplement related to the resale of the Common Stock issuable upon conversion of the Convertible Preferred Stock; provided further, however, that if a Holder fails to provide such information to the Company within fifteen (15) calendar days following any such request, then this clause (a)(ii) will automatically be deemed to be satisfied with respect to such Holder;

(b) each share of Common Stock referred to in clause (a) above (i) will, when issued (or, in the case of clause (a)(ii), when sold or otherwise transferred pursuant to the registration statement referred to in such clause) (1) be admitted for book-entry settlement through the Depositary with an “unrestricted” CUSIP number; and (2) not be represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (ii) will, when issued, be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors);

(c) (i) the Company has not received any written threat or notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Company falling below the minimum listing maintenance requirements of such exchange;

(d) the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, together with the shares of Common Stock previously issued upon conversion of the Convertible Preferred Stock, does not exceed the Share Cap, unless the Requisite Stockholder Approval has been obtained; and

(e) with respect to any Holder that is not an Affiliate of the Company, the Company shall not have provided such Holder information that, at the time such Common Stock Liquidity Condition is determined, constitutes material non-public information under the U.S. federal securities laws regarding the Company.

“Common Stock Participating Dividend” has the meaning set forth in Section 5(b)(i).

“Company” means Organogenesis Holdings Inc., a Delaware corporation.

“Consolidated Total Net Leverage Ratio” means “Consolidated Total Net Leverage Ratio” as defined in the Credit Agreement as of the date hereof and calculated in a manner consistent therewith.

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 9.

“Conversion Date” means an Optional Conversion Date or a Forced Conversion Date.

“Conversion Notice” means a notice substantially in the form of the “Conversion Notice” set forth in Exhibit A.

“Conversion Price” means, as of any time, an amount equal to (a) the Initial Liquidation Preference per share of Convertible Preferred Stock divided by (b) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 263.7358 shares of Common Stock per one thousand dollars ($1,000.00) of Liquidation Preference of the Convertible Preferred Stock; provided, however, that the Conversion Rate is subject to adjustment pursuant to Sections 9(f) and 9(g). Each reference in this Certificate of Designations or the Convertible Preferred Stock to the Conversion Rate as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Rate immediately before the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Convertible Preferred Stock” has the meaning set forth in Section 3(a).

“Credit Agreement” means the Credit Agreement, dated and effective as of August 6, 2021, among the Company, as borrower, Organogenesis Inc. and Prime Merger Sub, LLC, as guarantors, and Silicon Valley Bank, as Administrative Agent, Lead Arranger, Bookrunner, Issuing Lender and Swingline Lender, and Silicon Valley Bank and the several other lenders from time to time party thereto, collectively as Lenders, as amended as of the date hereof.

“Degressive Issuance” has the meaning set forth in Section 9(f)(i)(2).

“Depositary” means The Depository Trust Company or its successor.

“Designation Right Conditions” has the meaning set forth in Section 8(e)(v).

“DGCL” means the Delaware General Corporation Law.

“Dividend” means any Regular Dividend or Participating Dividend.

“Dividend Junior Stock” means any class or series of the Company’s Capital Stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). As of the Initial Issue Date, the Common Stock is the only Dividend Junior Stock.

“Dividend Parity Stock” means any class or series of the Company’s Capital Stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). As of the Initial Issue Date, no shares of Dividend Parity Stock are issued or outstanding.

“Dividend Payment Date” means each Regular Dividend Payment Date with respect to a Regular Dividend and each date on which any declared Participating Dividend is scheduled to be paid on the Convertible Preferred Stock.

“Dividend Senior Stock” means any class or series of the Company’s Capital Stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). As of the Initial Issue Date, no shares of Dividend Senior Stock are issued or outstanding.

“Effective Price” has the following meaning with respect to the issuance or sale of any shares of Common Stock or any Equity-Linked Securities:

(a) in the case of the issuance or sale of shares of Common Stock, the value of the consideration received or receivable by (or at the direction of) the Company or any of its Affiliates for such shares, expressed as an amount per share of Common Stock; and

(b) in the case of the issuance or sale of any Equity-Linked Securities, an amount equal to a fraction whose:

(i) numerator is equal to sum, without duplication, of (x) the value of the aggregate consideration received by the Company for the issuance or sale of such Equity-Linked Securities; and (y) the value of the minimum aggregate additional consideration, if any, payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(ii) denominator is equal to the maximum number of shares of Common Stock underlying such Equity-Linked Securities;

provided, however, that:

(w) for purposes of clauses (a) and (b)(i) above, all underwriting commissions, placement agency commissions or similar commissions paid to any broker-dealer by the Company or any of its Affiliates in connection with such issuance or sale (excluding any other fees or expenses incurred by the Company or any of its Affiliates) will be added to the aggregate consideration referred to in such clause;

(x) for purposes of clause (b) above, if such minimum aggregate consideration, or such maximum number of shares of Common Stock, is not determinable at the time such Equity-Linked Securities are issued or sold, then (1) the initial consideration payable under such Equity-Linked Securities, or the initial number of shares of Common Stock underlying such Equity-Linked Securities, as applicable, will be used; and (2) at each time thereafter when such amount of consideration or number of shares becomes determinable or is otherwise adjusted (including pursuant to “anti-dilution” or similar provisions), there will be deemed to occur, for purposes of Section 9(f)(i)(2) and without affecting any prior adjustments theretofore made to the Conversion Rate, an issuance of additional Equity-Linked Securities;

(y) for purposes of clause (b) above, the surrender, extinguishment, maturity or other expiration of any such Equity-Linked Securities will be deemed not to constitute consideration payable to purchase or otherwise acquire shares of Common Stock pursuant to such Equity-Linked Securities; and

(z) the “value” of any such consideration will be the fair value thereof, as of the date such shares or Equity-Linked Securities, as applicable, are issued or sold, determined in good faith by the Board of Directors (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

“Electronic Certificate” means any electronic book-entry maintained by the Transfer Agent that represents any share(s) of Convertible Preferred Stock.

“Entitled Stockholder” has the meaning set forth in Section 11(a).

“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means (a) the Company’s issuance of any securities as full or partial consideration in connection with a merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity; (b) the Company’s issuance or grant of shares of Common Stock, options to purchase shares Common Stock, or any other form of equity-based or equity-related awards (including restricted stock units), to employees, prospective employees who have accepted an offer of employment, directors or consultants of the Company or any of its Subsidiaries pursuant to plans that have been approved by a majority of the members of the Board of Directors or that exist as of the Initial Issue Date; (c) the Company’s issuance of securities upon the exercise, exchange or conversion of any securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock and are outstanding as of the Initial Issue Date, provided that such exercise, exchange or conversion is effected pursuant to the terms of such securities as in effect on the Initial Issue Date; (d) the Company’s issuance of the Convertible Preferred Stock and any shares of Common Stock upon conversion of the Convertible Preferred Stock; (e) the Company’s issuance or sale of shares of Common Stock or Equity-Linked Securities in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships approved by a majority of the members of the Board of Directors; and (f) the Company’s issuance of securities pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the members of the Board of Directors; provided, however, that the aggregate number of shares of Common Stock or Equity-Linked Securities issued pursuant to clauses (a), (e) and (f) shall not exceed 19.99% of the total number of shares of Common Stock issued and outstanding. For purposes of this definition, “consultant” means a consultant that may participate in an “employee benefit plan” in accordance with the definition of such term in Rule 405 under the Securities Act.

“Forced Conversion” has the meaning set forth in Section 9(c)(i).

“Forced Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 9(c)(i) and 9(c)(ii).

“Forced Conversion Notice” has the meaning set forth in Section 9(c)(iv).

“Forced Conversion Notice Date” means, with respect to a Forced Conversion, the date on which the Company sends the Forced Conversion Notice for such Forced Conversion pursuant to Section 9(c)(iv).

“Forced Conversion Right” has the meaning set forth in Section 9(c)(iv).

“Forced Conversion Threshold Price Percentage” means two hundred percent (200%).

“Holder” means a person in whose name any Convertible Preferred Stock is registered in the Register.

“Holder Optional Redemption” has the meaning set forth in Section 7(a).

“Holder Redemption Exercise Date” has the meaning set forth in Section 7(c).

“Holder Redemption Notice” has the meaning set forth in Section 7(c).

“Initial Issue Date” means November 12, 2024.

“Initial Liquidation Preference” means one thousand dollars ($1,000.00) per share of Convertible Preferred Stock.

“Investor Director” has the meaning set forth in Section 8(e)(i).

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects.

“Liquidated Regular Dividends” has the meaning set forth in Section 5(a)(ii)(2).

“Liquidation Junior Stock” means any class or series of the Company’s Capital Stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. As of the Initial Issue Date, the Common Stock is the only Liquidation Junior Stock.

“Liquidation Parity Stock” means any class or series of the Company’s Capital Stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. As of the Initial Issue Date, no shares of Liquidation Parity Stock are issued or outstanding.

“Liquidation Preference” means, with respect to the Convertible Preferred Stock, from time to time, the Initial Liquidation Preference per share of Convertible Preferred Stock, as it may have been increased in accordance with Section 5(a)(ii)(1).

“Liquidation Senior Stock” means any class or series of the Company’s Capital Stock whose terms expressly provide that such class or series will rank senior to the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. As of the Initial Issue Date, no shares of Liquidation Senior Stock are issued or outstanding.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Nasdaq” means The Nasdaq Stock Market LLC.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“New Securities” has the meaning set forth in Section 11(a).

“New Securities Offering Deadline” has the meaning set forth in Section 11(b).

“Offer Notice” has the meaning set forth in Section 11(b).

“Offeree” has the meaning set forth in Section 11(a).

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Optional Conversion” means the conversion of any Convertible Preferred Stock other than a Forced Conversion.

“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 9(d)(ii) for such conversion are satisfied.

“Ownership Limitation” has the meaning set forth in Section 9(h)(i).

“Participating Dividend” has the meaning set forth in Section 5(b)(i).

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.

“Physical Certificate” means any certificate (other than an Electronic Certificate) representing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Preferred Designation Right Condition” has the meaning set forth in Section 8(e)(i).

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Redemption” means the repurchase of any Convertible Preferred Stock by the Company pursuant to Section 7.

“Redemption Date” means the date fixed, pursuant to Section 7(c), for the settlement of the repurchase of the Convertible Preferred Stock by the Company pursuant to a Redemption.

“Redemption Notice” has the meaning set forth in Section 7(c).

“Redemption Notice Date” means, with respect to a Redemption of the Convertible Preferred Stock, the date on which the Company sends the related Redemption Notice pursuant to Section 7(c).

“Redemption Price” means the consideration payable by the Company to repurchase any Convertible Preferred Stock upon its Redemption, calculated pursuant to Section 7(b).

“Reference Property” has the meaning set forth in Section 9(j)(i).

“Reference Property Unit” has the meaning set forth in Section 9(j)(i).

“Register” has the meaning set forth in Section 3(e).

“Regular Dividend Payment Date” means, with respect to any share of Convertible Preferred Stock, each January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2025 (or beginning on such other date specified in the Certificate representing such share).

“Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

“Regular Dividend Rate” means eight percent (8%) per annum.

“Regular Dividends” has the meaning set forth in Section 5(a)(i)(1).

“Requisite Stockholder Approval” means the stockholder approval contemplated by the Nasdaq listing rules with respect to the issuance of shares of Common Stock upon conversion of the Convertible Preferred Stock in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of Nasdaq, such stockholder approval is no longer required for the Company to settle all conversions of the Convertible Preferred Stock in shares of Common Stock without regard to Section 5(a)(i)(1).

“Resale Registration Statement” means a registration statement or registration statements of the Company filed under the Securities Act pursuant to Section 17 of the Subscription Agreement, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements.

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit B.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading Day” means a Business Day.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Settlement Amount” has the meaning set forth in Section 7(b).

“Share Cap” means 26,502,042 shares of Common Stock, subject to adjustment in the manner set forth in Section 9(f)(i)(1).

“Share Delivery Date” has the meaning set forth in Section 9(e)(iii).

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Company’s primary trading market or quotation system with respect to the Common Stock that is in effect on the Conversion Date, which as of the Initial Issue Date was “T+1.”

“Stockholder Voting Power” means the aggregate number of votes entitled to be cast generally at a meeting of the Company’s stockholders held for the election of directors, with the calculation of such aggregate number of votes being conclusively made for all purposes under this Certificate of Designations and the Certificate of Incorporation, absent manifest error, by the Company based on the Company’s review of the Register, the Company’s other books and records, each Holder’s public filings pursuant to Section 13 or Section 16 of the Exchange Act and any other written evidence satisfactory to the Company regarding any Holder’s beneficial ownership of any securities of the Company.

“Subscribers” shall have the meaning set forth in the Subscription Agreement.

“Subscription Agreement” means the Subscription Agreement, dated as of November 12, 2024, by and among the Company and the Subscribers named therein, as the same may be amended, supplemented or restated in accordance with its terms.

“Subscriber Designation Right” has the meaning set forth in Section 8(e)(v).

“Subscriber Designation Right Condition” has the meaning set forth in Section 8(e)(v).

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 9(j)(iii).

“Tax Treatment” has the meaning set forth in Section 12.

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means Continental Stock Transfer & Trust Company or its successor.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer-Restricted Security upon the earliest to occur of the following events:

(a) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(b) such Security is sold or otherwise transferred to a Person (other than the Company or an Affiliate of the Company) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(c) (i) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three (3) months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; and (ii) the Company has received such certificates or other documentation or evidence as the Company may reasonably require to determine that the security is eligible for resale pursuant to clause (i) and the Holder, holder or beneficial owner of such Security is not, and that has not been during the immediately preceding three (3) months, an Affiliate of the Company.

“Weighted Average Issuance Price” for purposes of calculating the adjustment to the Conversion Rate in the event of a Degressive Issuance, will be equal to:

(CP x OS) + (EP x X)
OS + X

where:

CP = the Conversion Price in effect immediately before giving effect to the adjustment required by Section 9(f)(i)(2).

OS = the number of shares of Common Stock outstanding immediately before such Degressive Issuance.

EP = the Effective Price per share of Common Stock in such Degressive Issuance.

X = the sum, without duplication, of (x) the total number of shares of Common Stock issued or sold in such Degressive Issuance, and (y) the maximum number of shares of Common Stock underlying such Equity-Linked Securities issued or sold in such Degressive Issuance.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2. Rules of Construction. For purposes of this Certificate of Designations:

(a) “or” is not exclusive;

(b) “including” means “including without limitation”;

(c) “will” expresses a command;

(d) the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e) a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(g) “herein,” “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;

(h) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i) the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.

Section 3. The Convertible Preferred Stock.

(a) Designation; Par Value. A series of stock of the Company titled the “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Convertible Preferred Stock is $0.0001 per share.

(b) Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is one hundred thirty thousand (130,000); provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Convertible Preferred Stock may hereafter be reduced to a number that is not less than the number of shares of Convertible Preferred Stock then outstanding.

(c) Form, Dating and Denominations.

(i) Form and Date of Certificates Representing Convertible Preferred Stock. Each Certificate representing any Convertible Preferred Stock will bear the legends required by Section 3(f) and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary.

(ii) Certificates.

(1) Generally. The Convertible Preferred Stock, including any Convertible Preferred Stock issued pursuant to Section 5(a)(ii), will be originally issued initially in the form of one or more Electronic Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates, upon request by the Holder thereof pursuant to customary procedures.

(2) Electronic Certificates; Interpretation. For purposes of this Certificate of Designations, (A) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (B) any legend or other notation that is required to be included on a Certificate will be deemed to be included in any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (C) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book-entry representing such Electronic Certificate in the name of the applicable Holder; (D) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.

(iii) No Bearer Certificates. The Convertible Preferred Stock will be issued only in registered form.

(iv) Registration Numbers. Each Certificate representing any Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding share of Convertible Preferred Stock.

(d) Method of Payment; Delay When Payment Date is Not a Business Day.

(i) Method of Payment. The Company will pay all cash amounts due on any Convertible Preferred Stock by wire transfer of immediately available funds to an account of such Holder within the United States designated in writing by such Holder to the Company.

(ii) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(e) Register. The Company will, or will retain another Person (who may be the Transfer Agent) to act as registrar who will, keep a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive, and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will promptly provide a copy of the Register to any Holder upon its request.

(f) Legends.

(i) Restricted Stock Legend.

(1) Each Certificate representing any share of Convertible Preferred Stock that is a Transfer-Restricted Security will bear the Restricted Stock Legend.

(2) If any share of Convertible Preferred Stock is issued in exchange for, in substitution of, or to effect a partial conversion of, any other share(s) of Convertible Preferred Stock (such other share(s) being referred to as the “old share(s)” for purposes of this Section 3(f)(i)(2)), including pursuant to Section 3(h) or 3(j), then the Certificate representing such share will bear the Restricted Stock Legend if the certificate representing such old share(s) bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the Certificate representing such share need not bear the Restricted Stock Legend if such share does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(ii) Other Legends. The Certificate representing any Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.

(iii) Legends on Conversion Shares.

(1) Each Conversion Share shall bear a legend substantially to the same effect as the Restricted Stock Legend if the Convertible Preferred Stock upon the conversion of which such Conversion Share was issued was (or would have been had it not been converted) a Transfer Restricted Security at the time such Conversion Share was issued.

(2) In connection with any sale, assignment, transfer or other disposition of the Conversion Shares by a Holder pursuant to an effective registration statement, Rule 144 or pursuant to any other exemption under the Securities Act such that the purchaser acquires freely tradable shares, if requested by such Holder by notice to the Company, the Company shall request the Transfer Agent to remove any restrictive legends related to the book entry account holding such Conversion Shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends as soon as reasonably practicable following any such request therefor from such Holder and shall issue to the Transfer Agent the legal opinion referred to in the Irrevocable Transfer Agent Instructions attached as Exhibit C to the Subscription Agreement, provided that, in connection therewith, that the Company has timely received from such Holder and, if applicable, its broker, customary representations and other documentation reasonably acceptable to the Company.

(3) In addition to Section 3(f)(iii)(2), at any time when Conversion Shares have been registered for resale pursuant to a Resale Registration Statement, if requested by a Holder by notice to the Company, the Company shall request the Transfer Agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends as soon as reasonably practicable following any such request therefor from such Holder and shall issue to the Transfer Agent the legal opinion referred to in the Irrevocable Transfer Agent Instructions attached as Exhibit C to the Subscription Agreement, provided that, in connection therewith, the Company has timely received customary representations and other documentation reasonably acceptable to the Company from such Holder and its broker that will hold the Conversion Shares on behalf of such Holder.

(g) Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i) Provisions Applicable to All Transfers and Exchanges.

(1) Generally. Subject to this Section 3(g) and compliance with applicable federal and state securities laws, Convertible Preferred Stock represented by any Certificate may not be transferred, except for transfers (i) to a Holder’s Affiliates, (ii) consisting of pro rata distributions to a Holder’s limited partners or other holders of equity securities of a Holder, (iii) to or with the consent of the Company, (iv) in connection with any pledge, encumbrance or hypothecation in connection with any financing arrangements by the Holder, (v) pursuant to a tender or exchange offer, merger, consolidation or recapitalization of or involving the Company, or (vi) after commencement of bankruptcy or other voluntary or involuntary insolvency proceeding or restructuring involving the Company. The Company will cause each such transfer or exchange to be recorded in the Register.

(2) No Services Charge; Transfer Taxes. The Company will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion, pursuant to Section 3(h), of Convertible Preferred Stock, other than exchanges pursuant to Section 3(h) or Section 3(o) not involving any transfer.

(3) No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.

(4) Legends. Each Certificate representing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 3(f).

(5) Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Convertible Preferred Stock as well as the delivery of all documentation reasonably required by the Transfer Agent or the Company in order to effect any transfer or exchange, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the number of Trading Days comprising the Standard Settlement Period after the date of such satisfaction.

(ii) Transfers of Shares Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Certificate of Designations, the Company will not be required to register the transfer of or exchange any share of Convertible Preferred Stock:

(1) that has been surrendered for conversion; or

(2) that has been called for Redemption pursuant to a Redemption Notice, except to the extent that the Company fails to pay the related Redemption Price when due.

(h) Exchange and Cancellation of Convertible Preferred Stock to Be Converted or to Be Repurchased Pursuant to a Redemption.

(i) Partial Conversions of Certificate. If only a portion of a Holder’s Convertible Preferred Stock represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(i)) is to be converted pursuant to Section 9, then, as soon as reasonably practicable after such Certificate is surrendered for such conversion, the Company will cause such Certificate to be exchanged for (1) one or more Certificates that each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted and deliver such Certificate(s) to such Holder; and (2) a Certificate representing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are to be so converted, which Certificate will be converted pursuant to the terms of this Certificate of Designations; provided, however, that the Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion are deemed to cease to be outstanding pursuant to Section 3(n).

(ii) Cancellation of Convertible Preferred Stock that Is Converted and Convertible Preferred Stock that Is Repurchased Pursuant to a Redemption. If a Holder’s Convertible Preferred Stock represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) is to be converted pursuant to Section 9 or repurchased pursuant to a Redemption, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(n) and the time such Certificate is surrendered for such conversion or repurchase, as applicable, (A) such Certificate will be cancelled pursuant to Section 3(l); and (B) in the case of a partial conversion or repurchase, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign, one or more Certificates that (x) each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i) Status of Retired Shares. Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Convertible Preferred Stock.

(j) Replacement Certificates. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) representing such Convertible Preferred Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a replacement Certificate representing such Convertible Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken Certificate representing any Convertible Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the

Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced.

Every replacement Convertible Preferred Stock issued pursuant to this Section 3(j) will, upon such replacement, be deemed to be outstanding Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Convertible Preferred Stock then outstanding.

(k) Registered Holders. Only the Holder of any Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such Convertible Preferred Stock.

(l) Cancellation. The Company may at any time deliver Convertible Preferred Stock to the Transfer Agent for cancellation. The Company will cause the Transfer Agent to promptly cancel all shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(m) Shares Held by the Company or its Subsidiaries. Without limiting the generality of Section 3(n), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock held by the Company or any of its Subsidiaries will be deemed not to be outstanding.

(n) Outstanding Shares.

(i) Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares of Convertible Preferred Stock that, at such time, have been duly executed by the Company and countersigned by the Transfer Agent, excluding those shares of Convertible Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(l); (2) paid in full upon their conversion or upon their repurchase pursuant to a Redemption in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii), (iii), or (iv) of this Section 3(n).

(ii) Replaced Shares. If any Certificate representing any share of Convertible Preferred Stock is replaced pursuant to Section 3(j), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii) Shares to Be Repurchased Pursuant to a Redemption. If, on a Redemption Date, the Company has segregated, solely for the benefit of the applicable Holders,

consideration in kind and amount that is sufficient to pay the aggregate Redemption Price due on such date, then (unless there occurs a default in the payment of the Redemption Price) (1) the Convertible Preferred Stock to be redeemed on such date will be deemed, as of such date, to cease to be outstanding; (2) Regular Dividends will cease to accumulate on such Convertible Preferred Stock from and after such Redemption Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive the Redemption Price as provided in Section 7.

(iv) Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 9 upon such conversion): (1) such Convertible Preferred Stock will be deemed to cease to be outstanding; (2) Regular Dividends will cease to accumulate on such Convertible Preferred Stock from and after such Conversion Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 9 and, if applicable, Section 15.

(o) Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 8, if any amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designations changes the terms of any Convertible Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate representing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a new Certificate representing such Convertible Preferred Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new Certificate representing any Convertible Preferred Stock pursuant to this Section 3(o) will not impair or affect the validity of such amendment, supplement or waiver.

Section 4. Ranking. The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; and (c) junior to (i) Dividend Senior Stock with respect to the payment of dividends; and (ii) Liquidation Senior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

Section 5. Dividends.

(a) Generally.

(i) Regular Dividends.

(1) Accumulation and Payment of Regular Dividends. Each share of Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to the Regular Dividend Rate on the Liquidation Preference thereof (calculated in accordance with Section 5(a)(i)(2)), regardless of whether or not declared or funds are legally available for their payment (such dividends that accumulate on each share of Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”). Subject to the other provisions of this Section 5 (including, for the avoidance of doubt, Section 5(a)(ii)(1)), such Regular Dividends will be payable quarterly in arrears on each Regular Dividend Payment Date. Regular Dividends on the Convertible Preferred Stock will accumulate on a daily basis from, and including, the last date on which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

(2) Computation of Accumulated Regular Dividends. Accumulated Regular Dividends will be computed on the basis of a 360-calendar day year comprised of twelve 30-calendar day months. Regular Dividends on each share of Convertible Preferred Stock will accrue on the Liquidation Preference of such share as of immediately before the Close of Business on the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Initial Liquidation Preference of such share).

(ii) Methods of Payment of Regular Dividends.

(1) Generally. Each Regular Dividend on the Convertible Preferred Stock will be paid (i) in cash or (ii) if, as of the Close of Business on any Regular Dividend Payment Date (or, if such Regular Dividend Payment Date is not a Business Day, the next Business Day), the Company has not paid all or any portion of the full amount of the Regular Dividends (regardless of whether or not declared) that have accumulated on the Convertible Preferred Stock in respect of the Regular Dividend Period ending on, but excluding, such Regular Dividend Payment Date in cash, then the dollar amount (expressed as an amount per share of Convertible Preferred Stock) of such Regular Dividend (or, if applicable, portion thereof) not paid in cash will (without duplication) increase, effective immediately before the Close of Business on the related Regular Dividend Payment Date, the Liquidation Preference of each share of Convertible Preferred Stock outstanding as of such time. Such payment and addition will occur automatically, without the need of any action on the part of the Company or any other Person.

(2) Construction; Limitation on Late Payment. Any Regular Dividends the amount of which is added to the Liquidation Preference thereof pursuant to Section 5(a)(ii)(1) (the “Liquidated Regular Dividends”) (1) will be deemed to be “declared” and “paid” on the Convertible Preferred Stock for all purposes of this

Certificate of Designations, and (2) shall be treated for all purposes as part of the Convertible Preferred Stock and associated Liquidation Preference held by such Holder and shall not be separately “paid off” or “redeemed” by the Company except as contemplated pursuant to Section 6 or Section 7.

(b) Participating Dividends.

(i) Generally. Subject to Section 5(b)(ii) and Section 8(a)(i), no dividend or other distribution on the Common Stock (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on the Common Stock unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Convertible Preferred Stock (such a dividend or distribution on the Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Common Stock Participating Dividend”), such that (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Common Stock Participating Dividend and (2) the kind and amount of consideration payable per share of Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 9 but without regard to Section 9(e)(ii) and Section 9(h)) in respect of one (1) share of Convertible Preferred Stock that is converted pursuant to an Optional Conversion with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such Common Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).

(ii) Common Stock Change Events and Stock Splits, Dividends and Combinations. Section 5(b)(i) will not apply to, and no Participating Dividend will be required to be declared or paid in respect of, a Common Stock Change Event, or an event for which an adjustment to the Conversion Rate is required pursuant to Section 9(f)(i)(1), as to which Section 9(j) or Section 9(f)(i)(1), respectively, will apply.

(iii) Treatment of Participating Dividends Upon Redemption or Conversion. If the Redemption Date or Conversion Date of any share of Convertible Preferred Stock is after a Record Date for a declared Participating Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related Redemption or conversion, as applicable, to receive, on or, at the Company’s election, before such Dividend Payment Date, such declared Participating Dividend on such share.

Section 6. Rights Upon Liquidation, Dissolution, Winding Up or Change of Control.

(a) Generally. If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily, or undergoes a Change of Control, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, each share of Convertible Preferred Stock will entitle the Holder thereof to receive payment for the greater of the amounts set forth in clause (i), (ii) and (iii) below out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

(i) the sum of:

(1) the Liquidation Preference per share of Convertible Preferred Stock; and

(2) all unpaid Regular Dividends that will have accumulated on such share to, but excluding, the date of such payment;

(ii) the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable upon conversion of such shares of Convertible Preferred Stock assuming such conversion occurs immediately prior to such liquidation, dissolution, winding up or Change of Control and assuming all outstanding shares of Convertible Preferred Stock were converted into Common Stock (without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock for the purpose of effecting the conversion of the Convertible Preferred Stock and without regard to any limitation on conversion in accordance with Section 10(h) or Section 9(k)); and

(iii) in connection with a Change of Control that is consummated within twenty-four (24) months of the Initial Issue Date, $1,500 per share of Convertible Preferred Stock outstanding:

Upon payment of such amount in full on the outstanding Convertible Preferred Stock, Holders of the Convertible Preferred Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled.

Section 7. Redemption at the Option of the Holder.

(a) Holder’s Right to Require the Redemption of Convertible Preferred Stock. At any time after the seventh (7th) anniversary of the Initial Issue Date, each Holder shall have the right,

but not the obligation, to require the Company to redeem all or any portion of the outstanding shares of Convertible Preferred Stock held by such Holder (a “Holder Optional Redemption”) for cash.

(b) Redemption Price. The Company shall settle any Holder Optional Redemption by paying the Holder the “Settlement Amount”, which means (I) the Liquidation Preference, plus (II) unpaid Dividends accrued up to and including the Holder Redemption Exercise Date (as defined below).

(c) Redemption Notice. Subject to the provisions of Section 7(a), a Holder may elect to require the Company to redeem the Holder’s shares of Convertible Preferred Stock at any time by delivering to the Company a notice of redemption (the “Holder Redemption Notice”). Such Holder Redemption Notice shall state the date the Company is required to effect the Holder Optional Redemption (such date, the “Holder Redemption Exercise Date”), which date shall be no earlier than ten (10) calendar days following the date of delivery of such Holder Redemption Notice, and shall state the number of shares of Convertible Preferred Stock being redeemed. The Company shall cause the Settlement Amount for each share of Convertible Preferred Stock subject to the Holder Optional Redemption to be paid to the Holder thereof on or before the Holder Redemption Exercise Date.

(d) Retirement of Convertible Preferred Stock. Any Convertible Preferred Stock redeemed in accordance with this Section 7 shall be retired and cancelled and shall not be reissued as shares of such series, and the Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of its preferred stock accordingly.

Section 8. Holder Rights. The Convertible Preferred Stock will have no voting rights except as set forth in this Section 8 or as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law.

(a) Voting and Consent Rights with Respect to Specified Matters.

(i) Generally. Subject to the other provisions of this Section 8(a), while any Convertible Preferred Stock is outstanding, each of the following will require, and cannot be effected (either directly or indirectly, including as a result of a merger, consolidation or other similar or extraordinary transaction) without, the affirmative vote or consent of Holders representing a majority of the then-outstanding shares of Convertible Preferred Stock:

(1) any amendment, modification, repeal or waiver of any provision of the Certificate of Incorporation, the Company’s bylaws or this Certificate of Designations that amends, modifies or otherwise fails to give effect to the rights of

Holders pursuant to this Certificate of Designations;

(2) any increase or decrease in the number of authorized shares of Convertible Preferred Stock, except as permitted herein;

(3) any creation of any new class or series of equity securities of the Company (including any additional class or series of preferred stock or any debt that is convertible into equity securities of the Company or Equity-Linked Securities) that would be senior or pari passu to the Convertible Preferred Stock in respect of liquidation preference or dividend rights or that provide any unique governance rights to holders of such securities that are not existing rights of holders of Common Stock as of the date hereof;

(4) the declaration or payment of any dividend to holders of Common Stock;

(5) any increase to the size of the Board of Directors above twelve (12) directors prior to the next annual meeting of the Company’s stockholders after the date hereof and any increase to the size of the Board of Directors above eleven (11) directors after such meeting;

(6) incurrence by the Company and its Subsidiaries of aggregate indebtedness in one or a series of transactions that would result in a Consolidated Total Net Leverage Ratio in excess of 3.5 to 1; or

(7) the entry into, or amendment or waiver of, any agreement by the Company or its Subsidiaries that would prevent or delay the Company from complying, or impair the ability of the Company to comply, with its obligations in accordance with Section 9(i).

(b) Right to Vote with Holders of Common Stock on an As-Converted Basis. Subject to the other provisions of, and without limiting the other voting rights provided in, this Section 8, and except as provided in the Certificate of Incorporation or required by the DGCL, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, and, solely for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to cast a number of votes on such matter equal to the number of votes such Holder would have been entitled to cast if such Holder were the holder of record, as of the record or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 9(e)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted pursuant to an Optional Conversion with a Conversion Date occurring on such record or other relevant date (without regard as to whether sufficient shares of Common Stock are available out of the Company’s authorized but unissued stock); and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws of the Company, and the DGCL as if the Holders were holders of Common Stock. For the avoidance of doubt, and without limiting the voting rights set forth in this

Section 8(b), no Holder of Convertible Preferred Stock will be treated as the holder of the shares of Common Stock issuable upon conversion of such Convertible Preferred Stock before the time set forth in Section 9(d)(iv) in connection with the conversion of such Convertible Preferred Stock.

(c) Procedures for Voting and Consents.

(i) Voting Power of the Convertible Preferred Stock. Each share of Convertible Preferred Stock will be entitled to one vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock.

(ii) Written Consent in Lieu of Stockholder Meeting. A consent or affirmative vote of the Holders pursuant to Section 8(a) may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

(d) Information Rights. At the request of a Holder, the Company shall provide such Holder with copies of all notices, minutes, consents and other materials provided to the Board of Directors or any committee thereof, in each case prior to or concurrently with providing to the Board of Directors or committee thereof or promptly after such request by the Holder if the materials had previously been provided to the Board of Directors or the applicable committee thereof.

(e) Election of Directors; Board Observer Rights.

(i) At all times when the Holders hold outstanding shares of the Convertible Preferred Stock that are convertible into Conversion Shares representing at least five percent (5%) of the then-outstanding shares of Common Stock (the “Preferred Designation Right Condition”), the Holders shall have the exclusive right, voting together as a separate class, to appoint and elect one (1) director of the Company (the “Investor Director”). The Board of Directors shall appoint the Investor Director to serve on each committee of the Board of Directors for which the Investor Director is qualified under applicable law and the rules and regulations of any National Securities Exchange on which the Company’s securities are then listed. The appointment and election of any director pursuant to this Section 8(e)(i) may be made by, and only by, the affirmative vote of a majority of the Holders, given either at a special meeting of such stockholders duly called by such stockholders for that purpose or pursuant to a written consent of such stockholders. Any director appointed and elected as provided in this Section 8(e)(i) may be removed without cause by, and only by, the affirmative vote of a majority of the Holders, given either at a special meeting of such stockholders duly called by such stockholders for that purpose or pursuant to a written consent of such stockholders, and any such notification may be made by electronic mail directed to the Secretary of the Company. In the event that a director appointed and elected by the Holders resigns or is unable to serve as a member of the Board, the Holders shall have the exclusive right, voting together as a separate class, to appoint and elect a director to full such vacancy. Any appointment or removal of any director pursuant to this Section 8(e)(i) shall be effective immediately upon delivery to the Company of a notification of the results of the applicable special meeting or upon delivery of the applicable written consent, as the case may be. If the Holders fail to appoint a director to fill the directorship for which they are entitled to appoint a director pursuant to this Section 8(e)(i) (including following the removal or resignation of any such director or the inability of any such director to serve on the Board), then any directorship not so filled shall remain vacant until such time as the Holders appoint and elect an individual to fill such directorship voting exclusively and together as a separate class, pursuant to the terms of this Section 8(e)(i); and no such directorship may be filled other than by the Holders, voting exclusively and together as a separate class, pursuant to the terms of this Section 8(e)(i).

(ii) At all times when the Holders hold any outstanding shares of Convertible Preferred Stock, the Holders shall have the exclusive right, voting together as a separate class, to appoint one (1) non-voting observer to the Board of Directors (the “Board Observer”). The appointment of a Board Observer pursuant to this Section 8(e)(ii) may be made by, and only by, the affirmative vote of a majority of the Holders, given either at a special meeting of such stockholders for that purpose or pursuant to a written consent of such stockholders. The Board of Directors shall permit the Board Observer to attend all meetings of the Board of Directors and of any committee thereof as a non-voting observer, in each case to the extent permissible under applicable law and the rules and regulations of any National Securities Exchange on which the Company’s securities are then listed, and will give the Board Observer notice of such meetings at the same time and in the same manner as notice is provided to the members of the Board of Directors. The Board Observer shall be entitled to concurrent receipt of any materials provided to the Board of Directors or any committee thereof; provided, however, that the Board Observer shall agree to hold in confidence and trust all information so provided pursuant to an executed confidentiality agreement between such Board Observer and the Company in a form acceptable to the Company; and (b) the Company reserves the right to withhold any information and to exclude such Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would be reasonably likely to materially adversely affect the attorney-client privilege between the Company and its counsel. The Board of Directors will provide expense reimbursement to any Board Observer on the same basis as if such Board Observer were a director of the Company.

(iii) The Company shall indemnify the Investor Director and provide the Investor Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board of Directors, pursuant to the Certificate of Incorporation, the DGCL or otherwise. The Company acknowledges and agrees that it (1) is the indemnitor of first resort (i.e., its obligations to the Investor Director are primary and any obligation of the holders of Convertible Preferred Stock or their Affiliates to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Investor Director are secondary) and (2) shall be required to advance the amount of expenses incurred by the Investor Director and shall be liable for the amount of all expenses and liabilities incurred by the Investor Director, in each case to the same extent as it indemnifies and provides such insurance to other members of the

Board of Directors, pursuant to the Certificate of Incorporation, the DGCL or otherwise, without regard to any rights the Investor Director may have against the holders of Convertible Preferred Stock or their Affiliates.

(iv) Except as set forth below, the Company agrees that in the event that the Investor Director acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Investor Director and (y) the Company, the Investor Director shall not have any duty to offer or communicate information regarding such corporate opportunity to the Company. To the fullest extent permitted by the DGCL, the Company hereby renounces any interest or expectancy in any potential transaction or matter of which the Investor Director acquires knowledge and waives any claim against the Investor Director that the Investor Director is liable to the Company or its stockholders for breach of any fiduciary duty solely by reason of the fact that the Investor Director (A) pursues or acquires any corporate opportunity for its own account or the account of any Affiliate or other person, (B) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (C) does not communicate information regarding such corporate opportunity to the Company, in each case, except for any corporate opportunity which is expressly offered to the Investor Director in his or her capacity as a member of the Board of Directors, it being understood that any such corporate opportunity shall belong to the Company.

(v) If the Preferred Designation Right Condition is no longer satisfied and the Subscribers hold Conversion Shares representing at least five percent (5%) of the then-outstanding shares of Common Stock (the “Subscriber Designation Right Condition” and together with the Preferred Designation Right Condition, the “Designation Right Conditions”), if requested by the Subscribers, the Company shall grant substantially similar rights provided by this Section 8 to the Subscribers (the “Subscriber Designation Right”). For the avoidance of doubt, any director of the Company nominated and elected to the Board of Directors pursuant to the Subscriber Designation Right will be considered an Investor Director.

(vi) The Company shall take commercially reasonable actions necessary to cause a director selected for appointment pursuant to this Section 8(e)(v) to be nominated for election as a member of the Board of Directors and shall, subject to applicable law and the exercise of the fiduciary duties of the Board of Directors, include in any proxy statement prepared, used, delivered or publicly filed by the Company to solicit the vote of its stockholders in connection with any meeting of stockholders of the Company the recommendation of the Board of Directors that stockholders of the Company vote in favor of such director and solicit votes in favor of the election of such director to the Board of Directors consistent with the Company’s efforts to solicit votes in favor of the election of the Company’s other nominees to the Board of Directors.

(vii) Investor Director Qualifications. Each Investor Director, including any Investor Director filling a vacancy created by the death, resignation or removal of a prior Investor Director, shall (1) meet all requirements regarding service as a director of the Company under applicable law and stock exchange rules regarding service as a director of the Company (including satisfying applicable independence requirements for service as a member of the Board of Directors and its committees (other than the audit committee)), and (2) make himself or herself reasonably available for interviews and consent to such reference and background checks or other investigations as the Board of Directors may reasonably request (and solely to the extent consistent with those performed regarding all other directors of the Company) to determine the Investor Director’s eligibility and qualification to serve as a director of the Company. No Investor Director shall be eligible to serve on the Board of Directors if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act, is a “Bad Actor” as defined in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act or is subject to any judgment prohibiting service as a director of any public company. As a condition to any Investor Director’s election to the Board of Directors or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Investor Director must provide to the Company: (A) all information reasonably requested by the Company that is required to be or is customarily disclosed for directors and candidates for directors in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in accordance with applicable law, any stock exchange rules or listing standards, in each case, relating to the Investor Director’s election as a director of the Company; (B) all information reasonably requested by the Company in connection with assessing eligibility and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Investor Director’s nomination or election, as applicable, as a director of the Company; and (C) an undertaking to offer to immediately resign, at the request of the Board of Directors made at such time as the Designation Right Condition is no longer satisfied, from the Board of Directors and any committees thereof effective as of the date requested by the Board of Directors.

Section 9. Conversion.

(a) Generally. Subject to the provisions of this Section 9, the Convertible Preferred Stock may be converted only pursuant to a Forced Conversion or an Optional Conversion.

(b) Conversion at the Option of the Holders.

(i) Conversion Right; When Shares May Be Submitted for Optional Conversion. Subject to the provisions of this Section 9, Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time after the Initial Issue Date; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations and in addition to any other requirements for Optional Conversion of such shares of Convertible Preferred Stock,

(1) shares of Convertible Preferred Stock that are called for Redemption may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full); and

(2) shares of Convertible Preferred Stock that are subject to Forced Conversion may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Forced Conversion Date.

(c) Forced Conversion at the Company’s Election.

(i) Forced Conversion Right. Subject to the provisions of this Section 9, the Company has the right (the “Forced Conversion Right”), exercisable at its election, from and after the second anniversary of the Initial Issue Date, to designate any Business Day after the second anniversary of the Initial Issue Date as a Conversion Date for the conversion (such a conversion, a “Forced Conversion”) of all, but not less than all, of the outstanding shares of Convertible Preferred Stock, but only if the Last Reported Sale Price per share of Common Stock exceeds the product of the Forced Conversion Threshold Price Percentage and the Conversion Price on each of at least twenty (20) Trading Days (whether or not consecutive) during the thirty (30) consecutive Trading Days ending on, and including, the Trading Day immediately before the Forced Conversion Notice Date for such Forced Conversion.

(ii) Forced Conversion Prohibited in Certain Circumstances. The Company will not exercise its Forced Conversion Right, or otherwise send a Forced Conversion Notice, with respect to any Convertible Preferred Stock pursuant to this Section 9(c) unless the Common Stock Liquidity Conditions are satisfied with respect to the Forced Conversion.

(iii) Forced Conversion Date. The Forced Conversion Date for any Forced Conversion will be a Business Day of the Company’s choosing that is no more than fifteen (15), nor less than ten (10), Business Days after the Forced Conversion Notice Date for such Forced Conversion.

(iv) Forced Conversion Notice. To exercise its Forced Conversion Right with respect to any shares of Convertible Preferred Stock, the Company must send to each Holder of such shares a written notice of such exercise (a “Forced Conversion Notice”).

Such Forced Conversion Notice must state:

(1) that the Company has exercised its Forced Conversion Right to cause the Forced Conversion of the shares;

(2) the Forced Conversion Date for such Forced Conversion and the date scheduled for the settlement of such Forced Conversion;

(3) that shares of Convertible Preferred Stock subject to Forced Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business

Day immediately before the Forced Conversion Date; and

(4) the Conversion Price and the Conversion Rate in effect on the Forced Conversion Notice Date for such Forced Conversion.

(d) Conversion Procedures.

(i) Forced Conversion. If the Company duly exercises, in accordance with this Section 9(c), its Forced Conversion Right with respect to any share of Convertible Preferred Stock, then (1) the Forced Conversion of such share will occur automatically and without the need for any action on the part of the Holder(s) thereof; and (2) the shares of Common Stock due upon such Forced Conversion will be registered in the name of, and, if applicable, the cash due upon such Forced Conversion will be delivered to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Forced Conversion Date.

(ii) Requirements for Holders to Exercise Optional Conversion Right.

(1) Generally. To convert any share of Convertible Preferred Stock pursuant to an Optional Conversion, the Holder of such share must (w) complete, manually sign and deliver to the Company a Conversion Notice; (x) deliver any Physical Certificate representing such Convertible Preferred Stock to the Company (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Company may reasonably require; and (z) if applicable, pay any documentary or other taxes as pursuant to Section 10(d).

(2) Optional Conversion Permitted only During Business Hours. Convertible Preferred Stock may be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(iii) No Adjustments for Accumulated Regular Dividends. Without limiting any adjustments to the Liquidation Preference required by this Certificate of Designations, the Conversion Rate will not be adjusted to account for any accumulated and unpaid Regular Dividends on any Convertible Preferred Stock being converted.

(iv) When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion. The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(e) Settlement upon Conversion.

(i) Generally. Subject to Section 9(e)(ii), Section 9(h), Section 9(i) and

Section 13(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Common Stock equal to the product of (A) the Conversion Rate in effect immediately before the Close of Business on the Conversion Date for such conversion; and (B) the quotient obtained by dividing (I) the sum of (x) the Liquidation Preference of such share of Convertible Preferred Stock immediately before the Close of Business on such Conversion Date and (y) an amount equal to accumulated and unpaid Regular Dividends on such share of Convertible Preferred Stock to, but excluding, such Conversion Date (but only to the extent such accumulated and unpaid Regular Dividends are not included in the Liquidation Preference referred to in the preceding clause (x)), by (II) the Initial Liquidation Preference per share of Convertible Preferred Stock.

(ii) Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 13(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Company will, to the extent it is legally able to do so, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii) Delivery of Conversion Consideration. The Company will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the number of Trading Days comprising the Standard Settlement Period after the Conversion Date for such conversion (the “Share Delivery Date”). The Company understands that a delay in the delivery of the shares of Common Stock after the Share Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, if (i) the Company fails to deliver the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of the Convertible Preferred Stock within the time period specified above and (ii) the Holder has not exercised its Buy-In rights as provided below with respect to such shares, the Company agrees to pay (as liquidated damages and not as a penalty) to the Holder for late issuance of the shares of Common Stock upon exercise of the Convertible Preferred Stock the proportionate amount of $100 per Trading Day (increasing to $200 per Trading Day after the third (3rd) Trading Day and increasing to $300 per Trading Day after the sixth (6th) Trading Day) after the Share Delivery Date for each $10,000 of shares of Common Stock for which the Convertible Preferred Stock is converted which are not timely delivered. For purposes of clarification, if the Company is obligated to make payments of liquidated damages pursuant to this Section 9(e)(iii) for late issuance of shares of Common Stock, then it shall not also be obligated to make Buy-In payments as described below with respect to those same shares of Common Stock. The Company shall pay any payments incurred under this Section 9(e)(iii) in immediately available funds upon demand.

(iv) Buy-In. In addition to any other rights available to the Holder, if the Company fails for any reason to effect delivery of the shares of Common Stock to the holder by the Share Delivery Date and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder or its brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Common Stock which the holder anticipated receiving upon such exercise (a

“Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, minus any amounts paid to the Holder by the Company as liquidated damages as described in Section 9(e)(iii) above, exceeds (y) the amount obtained by multiplying (1) the number of shares of Common Stock that the Company was required to deliver to the Holder in connection with the conversion at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Convertible Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000, assuming no liquidated damages. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of Convertible Preferred Stock as required pursuant to the terms hereof.

(f) Conversion Rate Adjustments.

(i) Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows, in each case subject to Section 8 hereof:

(1) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 9(j) will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0 = the Conversion Rate in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Close of Business on the effective date of such stock split or stock combination, as applicable;

CR1 = the Conversion Rate in effect immediately after the Close of Business on such Record Date or effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 9(f)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2) Degressive Issuances. If, at any time after the Initial Issue Date, the Company or any of its Subsidiaries issues or otherwise sells any shares of Common Stock, or any Equity-Linked Securities, in each case at an Effective Price per share of Common Stock that is less than the Conversion Price in effect (before giving effect to the adjustment required by this Section 9(f)(i)(2)) as of the date of the issuance or sale of such shares or Equity-Linked Securities (such an issuance or sale, a “Degressive Issuance”), then, effective as of the Close of Business on such date, the Conversion Rate will be increased to an amount equal to (x) the Initial Liquidation Preference per share of Convertible Preferred Stock, divided by (y) the Weighted Average Issuance Price; provided, however, that (A) the Conversion Rate will not be adjusted pursuant to this Section 9(f)(i)(2) as a result of an Exempt Issuance; (B) the issuance of shares of Common Stock pursuant to any such Equity-Linked Securities will not constitute an additional issuance or sale of shares of Common Stock for purposes of this Section 9(f)(i)(2) (it being understood, for the avoidance of doubt, that the issuance or sale of such Equity-Linked Securities, or any re-pricing or amendment thereof, will be subject to this Section 9(f)(i)(2)); and (C) in no event will the Conversion Rate be decreased pursuant to this Section 9(f)(i)(2).

For purposes of this Section 9(f)(i)(2), any re-pricing or amendment of any Equity-Linked Securities (including, for the avoidance of doubt, any Equity-Linked Securities existing as of the Initial Issue Date) will be deemed to be the issuance of additional Equity-Linked Securities, without affecting any prior adjustments theretofore made to the Conversion Rate.

(ii) No Other Required Adjustments. Without limiting the operation of Sections 5(a)(ii)(1) and 9(e)(i), the Company will not be required to adjust the Conversion Rate except pursuant to Section 9(f)(i).

(iii) Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 9(f)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(iv) Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(v) Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 9(f)(i), the Company will promptly send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Rate in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(g) Voluntary Conversion Rate Increases.

(i) Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (1) the Board of Directors determines that such increase is in the Company’s best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such increase is in effect for a period of at least twenty (20) Business Days; and (3) such increase is irrevocable during such period; provided, however, that any such increase that would be reasonably expected to result in any income tax imposed on holders of the Convertible Preferred Stock shall require the affirmative vote or consent of Holders representing a majority of the then-outstanding shares of Convertible Preferred Stock.

(ii) Notice of Voluntary Increase. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 9(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 9(g)(i), the Company will send notice to each Holder of such increase to the Conversion Rate, the amount thereof and the period during which such increase will be in effect.

(h) Restriction on Conversions.

(i) Limitation on Conversion Right. Subject to Section 9(i), notwithstanding anything to the contrary in this Certificate of Designations, unless and until the Requisite

Stockholder Approval is obtained, no shares of Common Stock will be issued or delivered upon conversion of any Convertible Preferred Stock of any Holder, and no Convertible Preferred Stock of any Holder will be convertible, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in such Holder or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of nineteen and ninety-nine one hundredths percent (19.99%) of the then-outstanding Stockholder Voting Power (the restrictions set forth in this sentence, the “Ownership Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act.

Any purported delivery of shares of Common Stock upon conversion of the Convertible Preferred Stock will be void and have no effect to the extent, but only to the extent, that such delivery would result in any Holder becoming the beneficial owner of shares of Common Stock outstanding at such time in excess of the Ownership Limitation. For the avoidance of doubt, a Holder may effect an Optional Conversion, and the Company may, upon exercise of its Forced Conversion Right, force conversion of, such Holder’s Convertible Preferred Stock, up to the Ownership Limitation, subject to Section 9(i).

(i) Cash In Lieu of Shares Upon Optional Conversion. If, at any time after the Initial Issue Date but prior to the receipt of Requisite Stockholder Approval, a Holder elects to convert shares of Convertible Preferred Stock pursuant to an Optional Conversion, as a result of which the number of shares of Common Stock that would be issued would, when aggregated with the number of shares of Common Stock previously issued upon conversion of the Convertible Preferred Stock, exceed the Share Cap, then the Company shall, in lieu of issuing shares of Common Stock in excess of the Share Cap, pay to the Holder upon conversion an amount in cash equal to the product of (i) the number of shares of Common Stock that could not be issued due to such limitation, multiplied by (ii) the 10-Day VWAP as of the Trading Day immediately prior to the conversion date (such amount, the “Cash In Lieu Amount”); provided, however, that solely to the extent the Company is prohibited from paying the Cash in Lieu Amount to the Holder on the Share Delivery Date pursuant to the terms of the Credit Agreement in effect as of the date hereof, the Company shall pay the Cash In Lieu Amount to the Holder as soon as possible thereafter without violation of the terms of the Credit Agreement in effect as of the date hereof, but no later than November 5, 2026, together with interest on the Cash In Lieu Amount accrued at a rate of ten percent (10%) per annum from the conversion date through the date the Cash In Lieu Amount is actually received by the Holder.

(j) Effect of Common Stock Change Event.

(i) Generally. If there occurs any:

(1) recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(2) consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4) other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,

(A) from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 9 or in Section 10, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 9(c), each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Change of Control,” the terms “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B) for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

(ii) Compliance Covenant. The Company will not become a party to any

Common Stock Change Event unless its terms are consistent with this Section 9(j).

(iii) Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Rate pursuant to Section 9(f)(i) in a manner consistent with this Section 9(j); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 9(j)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders.

(iv) Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the effective date of the Common Stock Change Event.

(k) Limitation on Share Issuances. In no event shall the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock exceed the Share Cap unless the Requisite Stockholder Approval has been obtained. If at any time the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, together with the shares of Common Stock previously issued upon conversion of the Convertible Preferred Stock, exceeds the Share Cap, the Company will use its reasonable best efforts to obtain the Requisite Stockholder Approval, including by seeking such approval, if not previously obtained, at each future regular annual meeting of its stockholders and endorsing its approval in the related proxy materials. The Company will promptly notify the Holders if the Requisite Stockholder Approval is obtained. If, prior to the receipt of the Requisite Stockholder Approval, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, together with the shares of Common Stock previously issued upon conversion of the Convertible Preferred Stock, would exceed the Share Cap, each Holder shall be entitled to convert up to a number of shares of Convertible Preferred Stock that are convertible into its pro rata amount of such Share Cap, calculated based on the number of shares of Convertible Preferred Stock held by each such Holder.

Section 10. Certain Provisions Relating to the Issuance of Common Stock.

(a) Equitable Adjustments to Prices. Whenever this Certificate of Designations requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Rate pursuant to Section 9(f)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b) Reservation of Shares of Common Stock. The Company will reserve, out of its authorized, unreserved and not outstanding shares of Common Stock, for delivery upon conversion of the Convertible Preferred Stock, a number of shares of Common Stock that would be sufficient to settle the conversion of all shares of Convertible Preferred Stock then outstanding, if any. To the extent the Company delivers shares of Common Stock held in the Company’s treasury in settlement of any obligation under this Certificate of Designations to deliver shares of Common Stock, each reference in this Certificate of Designations to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.

(c) Status of Shares of Common Stock. Each share of Common Stock delivered upon conversion of on the Convertible Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(d) Taxes Upon Issuance of Common Stock. The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Convertible Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Section 11. Preemptive Rights.

(a) Generally. If the Company or any of its Subsidiaries offers to issue or sell, or to enter into any agreement providing for the issuance or sale (contingent or otherwise) of, any capital stock or securities convertible into capital stock of the Company (“New Securities”) to any Person (“Offeree”), other than pursuant to an Exempt Issuance, the Company shall, or shall cause its Subsidiaries to, offer to sell to each Holder that is an “accredited investor,” as defined in Rule 501(a) of Regulation D of the Securities Act (each, an “Entitled Stockholder”), on the terms set forth in this Section 11 a pro rata portion of such New Securities equal to (i) the number of such New Securities being offered to such Offeree multiplied by (ii) a fraction (A) the numerator of which is the aggregate number of outstanding shares of Convertible Preferred Stock held by such Entitled Stockholder on an as converted to Common Stock basis (without regard to the Share Cap) and (B) the denominator of which is the aggregate number of outstanding shares of Common Stock issued and outstanding at the time of such offering and including all shares of Common Stock issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the outstanding Convertible Preferred Stock (without regard to the Share Cap) and any other outstanding securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including awards under the Company’s equity plans and warrants; provided, however, that if the Company requires an Offeree to also purchase other equity securities or debt securities of the Company or any of its subsidiaries, any Entitled Stockholder shall also, as a condition to the exercise of such stockholder’s preemptive rights pursuant to this Section 11, be required to purchase the same class and type of securities of the Company or its subsidiaries on the same terms and conditions.

(b) Notice and Procedures. If the Company proposes to offer New Securities for cash, it shall deliver to each Entitled Stockholder a written notice (the “Offer Notice”) of its intention, describing the anticipated price (or range of anticipated prices), anticipated amount of New Securities and other material terms and timing upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering) as promptly as reasonably practicable but in any event, with respect to any offering other than a registered public offering, no later than ten (10) Business Days prior to such issuance. The Company may provide such notice to each Entitled Stockholder on a confidential basis prior to public disclosure of such offering. Other than in the case of a registered public offering, the Entitled Stockholder may notify the Company in writing at any time on or prior to the eighth (8th) Business Day following receipt of the Offer Notice whether the Entitled Stockholder will exercise such preemptive rights and as to the amount of New Securities the Entitled Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 11(a). In the case of a registered public offering, the Entitled Stockholder shall notify the Company in writing at any time prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering (or, if notice of all such terms has not been given prior to the second (2nd) Business Day immediately preceding the date of commencement of such registered public offering, at any time prior to the date of commencement of such registered public offering) whether the Entitled Stockholder will exercise such preemptive rights and as to the amount of New Securities the Entitled Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 11(a). Such notice to the Company shall constitute a binding commitment by the Entitled Stockholder to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it; provided, however, if the proposed issuance by the Company of New Securities which gave rise to the exercise by the Entitled Stockholder of its preemptive rights pursuant to this Section 11 has not been consummated by the date that is sixty (60) calendar days following such Entitled Stockholder’s receipt of applicable Offer Notice (the “New Securities Offering Deadline”), then the Entitled Stockholder's commitment to purchase New Securities shall automatically terminate as of the New Securities Offering Deadline and the Company may not consummate the issuance of New Securities specified in the Offer Notice without again complying the provisions of this Section 11, including providing a new Offer Notice. Subject to receipt of the requisite notice of such issuance by the Company, the failure of an Entitled Stockholder to respond prior to the time a response is required pursuant to this Section 11(b) shall be deemed to be a waiver of the Entitled Stockholder’s purchase rights under this Section 11 only with respect to the offering described in the applicable notice. Purchase of New Securities. The Entitled Stockholder shall purchase the New Securities that it has elected to purchase under this Section 11 concurrently with the related issuance of such New Securities by the Company (subject to the receipt of any required approvals). If the proposed issuance by the Company of securities which gave rise to the exercise by the Entitled Stockholder of its preemptive rights pursuant to this Section 11 shall not have been consummated by the New Securities Offering

Deadline or shall have otherwise been terminated or abandoned by the Company without the issuance of any New Securities, then the purchase rights of the Entitled Stockholder pursuant to this Section 11 shall also terminate as of such applicable date as to such proposed issuance by the Company (but not any subsequent or future issuance), and any funds in respect thereof paid to the Company by the Entitled Stockholder in respect thereof shall be promptly refunded in full.

(d) Waiver. For the avoidance of doubt, the preemptive rights of all Entitled Stockholders pursuant to this Section 11 may be waived on behalf of all Entitled Stockholders pursuant to a written instrument signed by the holders of a majority of the then-outstanding shares of Convertible Preferred Stock.

Section 12. Tax Treatment. Notwithstanding anything to the contrary in this Certificate of Designations, for U.S. federal and other applicable state and local income tax purposes, it is intended that (a) the Convertible Preferred Stock will not be treated as “preferred stock” within the meaning of Section 305(b)(4) of Code and Treasury Regulations Section 1.305-5(a), (b) if a conversion of the Convertible Preferred Stock into Common Stock is effected, such transaction will be treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code (or similar or analogous state or local income tax law) whereby the Holder of each exchanged share of Convertible Preferred Stock is treated as transferring such share to the Company in exchange for Common Stock, and (c) the Holders of Convertible Preferred Stock will not be required to include as dividend income any amounts in respect of the Convertible Preferred Stock unless and until, and only to the extent that, dividends on the Convertible Preferred Stock are paid in cash (together, the “Tax Treatment”). The Company will not, and will not cause or permit any of its Subsidiaries to, issue any securities, pay any dividend or make any other distribution (within the meaning of Code Section 305 and the Treasury Regulations thereunder) on any share of capital stock or other security convertible into, or exercisable or exchangeable for, any capital stock of the Company, or otherwise take any action that could, in each case, reasonably be expected to affect the Tax Treatment of the Convertible Preferred Stock. The Company will, and will cause its Subsidiaries and agents to, report consistently with, and take no positions inconsistent with, the Tax Treatment, including on any IRS Form 1099 or IRS Form 1042-S, unless otherwise required by a change in law following the date hereof or a determination within the meaning of Section 1313(a) of the Code. Each Holder agrees to provide, at the time it becomes a party hereto and thereinafter upon reasonable request or as required under applicable law (including if such form becomes inaccurate, expired, or obsolete), a valid and duly completed Internal Revenue Service Form W-9 certifying that such Person is a U.S. Person, or the applicable version of IRS Form W-8 (or successor form), evidencing that such Person is either (x) a “withholding foreign partnership” for U.S. federal income tax purposes or (y) eligible for a 0% rate of withholding with respect to U.S.-source dividends under Section 892 of the Code or applicable treaty.

Section 13. Calculations.

(a) Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designations, the Company will be responsible for making all calculations called for under this Certificate of Designations or the Convertible Preferred Stock, including determinations of the Conversion Rate, the Last Reported Sale Prices and accumulated Regular Dividends on the Convertible Preferred Stock. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(b) Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Section 14. Notices. The Company will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt from the recipient, in the case of e-mail), or sent by a nationally recognized overnight courier service to the Holders’ respective addresses shown on the Register. Notwithstanding anything in the Certificate of Designations to the contrary, any defect in the delivery of any such notice or communication will not impair or affect the validity of such notice or communication and the failure to give any such notice or communication to all the Holders will not impair or affect the validity of such notice or communication to whom such notice is sent.

Section 15. Legally Available Funds. Without limiting the rights of any Holder (including pursuant to Section 6), if the Company does not have sufficient funds legally available to fully pay any cash amount otherwise due on the Convertible Preferred Stock, then the Company will pay the deficiency promptly after funds thereafter become legally available therefor.

Section 16. No Other Rights. The Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations, the Certificate of Incorporation, the Bylaws of the Company, the Subscription Agreement or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the date first written above.

Organogenesis Holdings Inc.

By: /s/ David C. Francisco

Name: David C. Francisco

Title: Chief Financial Officer

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF CONVERTIBLE PREFERRED STOCK

[Insert Restricted Stock Legend, if applicable]

Organogenesis Holdings Inc.

Series A Convertible Preferred Stock

Certificate No. [___]

Organogenesis Holdings Inc., a Delaware corporation (the “Company”), certifies that [___] is the registered owner of [___] shares of the Company’s Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) represented by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 12596845.1" "" 12596845.1

IN WITNESS WHEREOF, Organogenesis Holdings Inc. has caused this instrument to be duly executed as of the date set forth below.

Organogenesis Holdings Inc.

Date: By:

Name:

Title:

Date: By:

Name:

Title:

TRANSFER AGENT’S COUNTERSIGNATURE

Continental Stock Transfer & Trust Company, as Transfer Agent, certifies that this Certificate represents shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Date: By:

Authorized Signatory

ORGANOGENESIS HOLDINGS INC.

Series A Convertible Preferred Stock

This Certificate represents duly authorized, issued and outstanding shares of Convertible Preferred Stock. Certain terms of the Convertible Preferred Stock are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designations or the Certificate of Incorporation, the provisions of the of the Certificate of Designations or the Certificate of Incorporation, as applicable, will control.

1. Method of Payment. Cash amounts due on the Convertible Preferred Stock represented by this Certificate will be paid in the manner set forth in Section 3(d) of the Certificate of Designations.

2. Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the Convertible Preferred Stock represented by this Certificate for all purposes, subject to Section 3(k) of the Certificate of Designations.

3. Denominations; Transfers and Exchanges. All shares of Convertible Preferred Stock will be in registered form. Subject to the terms of the Certificate of Designations, the Holder of the Convertible Preferred Stock represented by this Certificate may transfer or exchange this Convertible Preferred Stock by presenting this Certificate to the Company and delivering any required documentation or other materials.

4. Dividends. Dividends on the Convertible Preferred Stock will accumulate and will be paid in the manner, and subject to the terms, set forth in Section 5 of the Certificate of Designations.

5. Liquidation Preference. The Liquidation Preference per share of Convertible Preferred Stock is initially equal to the Initial Liquidation Preference per share of Convertible Preferred Stock; provided, however, that the Liquidation Preference is subject to adjustment pursuant to Section 5(a)(ii)(1) of the Certificate of Designations. The rights of Holders upon the Company’s liquidation, dissolution, winding up or Change of Control are set forth in Section 6 of the Certificate of Designations.

6. Right of the Holder to Require the Company to Redeem the Convertible Preferred Stock. The Holder of the Convertible Preferred Stock represented by this Certificate will have the right to require the Company to redeem this Convertible Preferred Stock in the manner, and subject to the terms, set forth in Section 7 of the Certificate of Designations.

7. Voting Rights. Holders of the Convertible Preferred Stock have the voting rights set forth in Section 8 of the Certificate of Designations.

8. Conversion. The Convertible Preferred Stock will be convertible into Conversion Consideration in the manner, and subject to the terms, set forth in Section 9 of the Certificate of Designations.

9. Countersignature. The Convertible Preferred Stock represented by this Certificate will not be valid until this Certificate is countersigned by the Transfer Agent.

10. Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Certificate of Designations, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Organogenesis Holdings Inc.

85 Dan Road

Canton, MA 02021

Attention: Chief Administrative and Legal Officer

CONVERSION NOTICE

ORGANOGENESIS HOLDINGS INC.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):

☐ all of the shares of Convertible Preferred Stock

☐ shares of Convertible Preferred Stock

identified by Certificate No. .

Date:

(Legal Name of Holder)

By:

Name:

Title:

Signature Guaranteed:

Participant in a Recognized Signature

Guarantee Medallion Program

By:

Authorized Signatory

Must be a whole number.

EXHIBIT B

FORM OF RESTRICTED STOCK LEGEND

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

B-1